Exhibit 10.25
Letter of Intent between Convergence Communications, Inc. and DigiTEC 2000, Inc.

                                                    September 22, 1998

Frank Magliato                                      VIA FACSIMILE:  212-782-1555
Digitec 2000, Inc.
8 West 38th Street, 5th Floor
New York, NY  10018

                                Letter of Intent

Dear Sirs:

      The purpose of this letter ("Letter of Intent") is to set forth the general terms under which Convergence Communications, Inc. ("CCI") will enter into a series of agreements with Digitec 2000, Inc. ("Digitec"). Based on our discussions, I believe we have agreed as follows:

      1. International Origination/Termination Agreement. On and subject to the further terms of this Letter of Intent, CCI and Digitec will enter into an Agreement pursuant to which all international long distance minutes, either originated or terminated by or through Digitec will be first offered to CCI for local origination and/or termination in any country where CCI operates provided that CCI provides origination and/or termination at the prevailing market pricing subject to the parties' good faith negotiations. The initial commitment level will be 1 million minutes per month after a 90 day ramp up to the Republic of Guatemala. Additional countries will be added by CCI as soon as possible. Digitec will provide a list of actual and projected usage by country for each country CCI offers origination and/or termination. The International Origination/Termination Agreement will have an initial term of 3 years with extension periods.

      2. Purchase of Promissory Notes. On and subject to the terms and conditions of definitive agreements to be executed between and among the parties, CCI will purchase from Digitec, and Digitec will sell to CCI, two promissory notes, each in the original principal amount of $500,000 (the "Promissory Notes"). The first Promissory Note will be purchased by CCI at the Initial Closing, as defined in paragraph 7 below. The second Promissory Note will be purchased by CCI, assuming it is not in default on its obligations under the first Promissory Note, upon the execution by CCI and Digitec of the definitive agreements for the transactions described in paragraph 3 below. The principal amounts of each of the Promissory Notes will be payable in twelve equal monthly installments, together with interest on all unpaid portions thereof at the rate of 10% per annum (except in the event of a default thereunder, in which case the interest rate will be 12% per annum from the date of default until all amounts due under the Promissory Notes are paid in full.). At the sole election of CCI at any time during the period when any amounts remain unpaid
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under the Promissory Notes, all or any portion of those unpaid amounts
(including interest and charges and fees, if any) will be payable through the conversion of those amounts into common shares of Digitec (the "Conversion Right"). If CCI elects to exercise the Conversion Right, the number of Digitec common shares CCI will be entitled to receive in the conversion will be equal to the aggregate amounts elected by CCI to be so converted, divided by an amount equal to the average bid price for Digitec's common shares on the principal market on which they trade during the 5 day period immediately preceding the closing of CCI's purchase of the Promissory Notes (hereinafter, the "5 Day Average Price"). In connection with CCI's purchase of the Promissory Notes, CCI will also acquire, for a nominal price, warrants to acquire common shares of Digitec. The number of shares subject to the warrants, the terms of their exercise and their exercise price will be determined by good faith negotiations between the parties.

      3. Corporate Combination Transaction. CCI and Digitec will negotiate, diligently and in good faith, the terms of an agreement pursuant to which (i) CCI will acquire 100% of Digitec's outstanding capital stock (or its assets, at CCI's election) solely in exchange for shares of CCI common stock, or (ii) Digitec will acquire 100% of CCI's outstanding capital stock (or its assets, at Digitec's election) solely in exchange for shares of Digitec common stock.

      4. Assistance in Protel Negotiations. Digitec will use its diligent and good faith efforts to assist CCI in its negotiations with Protel, Inc., ("Protel") regarding an agreement pursuant to which CCI and Protel will form a joint venture entity for the purpose of utilizing Protel's wireless and fiber-optic network to provide last-mile connectivity for data, voice and video telecommunication services. CCI's capital contribution to the joint venture would consist of certain management services and the capital necessary to fund the joint venture's business operations in compliance with a business plan to be determined mutually by Protel and CCI, and Protel's capital contribution would be its wireless networks rights and a usage right for its fiber-optic cable systems.

      5. Conditions to Purchase of Promissory Notes. CCI's obligation to purchase the Promissory Notes will be subject to the satisfaction of the following conditions:

            (a) The execution of the Minute Termination Agreement.

            (b) The conclusion of the limited due diligence review by CCI referred to in paragraph 6 below and the results of such due diligence review being satisfactory to CCI in its sole discretion.

            (c) The receipt by CCI of opinion of counsel to Digitec relating to the matters set forth in this Letter of Intent.

            (d) No suit or action pending or being threatened which would prevent the consummation of any of the transactions contemplated by this Letter of Intent.

            (e) The parties having performed and complied with all of their covenants in all material respects through the Closing.


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

            (f) Digitec making standard representations, warranties and covenants regarding its business, operations and financial condition in the definitive agreements for the purchase of the Promissory Notes and the Minute Termination Agreement, and those representations, warranties and covenants being true and correct as of the date of the execution and closing of those documents.

      6. Due Diligence Review. The parties acknowledge and agree that it will be a condition to the parties' obligations under this Letter of Intent that either party be able to conduct a review and audit of the other party in connection with the consummation of the transactions described in this Letter of Intent. The parties currently anticipate that, although CCI's purchase of the Promissory Notes and the execution of the Minute Termination Agreement will require only a limited review and audit of Digitec's business operations and financial conditions, the consummation of the transactions described in paragraphs 3 will require a more extensive review and audit of Digitec. In order to facilitate these reviews and audits, each party will provide to the other party with reasonable access, following reasonable notice, to its books of account, financial and corporate records, contracts, leases, licenses, permits, tax returns, properties and other assets, permit the other party to make copies of such records and other documents as each party may reasonably requests, cooperate with each party in conducting those examinations, and cause its officers, employees, accountants, counsel and other advisors to furnish such additional market, financial and operating data and other information as the other party may from time to time reasonably request in order to carry out the due diligence review and audit. Each party will bear its own costs relating to the due diligence review and audit. Promptly after the execution of this Letter of Intent, CCI and Digitec will execute standard confidentiality and non-disclosure agreements to protect the confidentiality of any information disclosed to either party during or as a result of the due diligence process.

      7. Timetable.

            (a) Within 7 business days of the execution of this Letter of Intent, CCI will deliver to Digitec an initial draft of the documents for the purchase of the first Promissory Note and the Minute Termination Agreement. It is the intention of CCI and Digitec to work diligently and in good faith to effect a closing of the transactions described in those agreements (the "Initial Closing") within 15 business days of the execution of this Letter of Intent.

            (b) Within 30 business days of the date of the Initial Closing, CCI will deliver an initial draft of the documents for the transaction described in paragraph 3. It is the intention of CCI arc Digitec to work diligently and in good faith to effect the closing of that transaction within 60 business days of the Initial Closing.

      8. Conduct of Business Pending the Closing. Between the date of the execution of this Letter of Intent and the Initial Closing, Each party will conduct its business and operations in substantially the same manner in which it operated them prior to entering into this Letter of Intent. During such period, Digitec will also give CCI prompt written notice of any


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

material developments in its business or operations.

      9. Notices. All notices and other communications required or permitted under this Letter of Intent must be in writing and will be deemed given if delivered personally or by facsimile (with confirmation), or mailed by registered mail or by overnight courier to the parties at the following addresses, or such address for a party as it shall hereafter specify in writing:

            (a) If to CCI, to Mr. Lance D'Ambrosio, Chairman and Chief Executive Officer, at 102 West 500 South, Suite 320, Salt Lake City, Utah, 84101, USA, facsimile number 801-532-6060.

            (b) If to Digitec, to Frank Magliato at 8 West 38th Street, 5th Floor, New York, New York 10018, USA, facsimile number 212-782-1555.

      10. No Assignment. No party to this Letter of Intent may assign its rights or obligations under it to any other party or individual without the prior written approval of the other parties.

      11. Agency Clause. Nothing in this Letter of Intent will be construed as creating a joint venture or legal partnership between CCI and Digitec, or as authorizing any party to act as an agent or representative of any other party to this Letter of Intent.

      12. Termination. The parties' agreements to cooperate in the specific areas set forth in this Letter of Intent will terminate upon the earliest to occur if (i) the execution of the definitive agreements anticipated by this Letter of Intent, (ii) the parties' mutual agreement in writing to terminate this Letter of Intent, or (iii) the expiration of 90 business days from the date of this Letter of Intent unless extended by the parties by written amendment.

      13. Press Releases. No party to this Letter of Intent will make any news release, public announcement, advertisement or publicity concerning this Letter of Intent without the prior written approval of the other parties; provided, however, that this provision shall not be interpreted so as to prevent the disclosure of information to any governmental agency or other authority which is necessary to carry out the intent of this Letter of Intent or a party's obligations under law, rule or regulation.

      14. Entire Agreement. This Letter of Intent constitutes the entire understanding of the Parties to cooperate with respect to the areas specifically set forth in it. No modification of this Letter of Intent will be operative unless it is in writing and signed by the authorized representatives of the parties.

      15. Governing Law. This Letter of Intent shall be governed by the laws of the State of Nevada.

                                   * * * * * *


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

            If this Letter of Intent correctly sets forth your understanding of our discussions, please executed it in the appropriate space below and return a copy of the executed agreement to CCI for its files.

                                    Sincerely,

                                    CONVERGENCE COMMUNICATIONS, INC.

                                    By: /s/ Lance D'Ambrosio
                                        ----------------------------

                                    Its: CEO


ACCEPTED AND AGREED:


DIGITEC 2000, INC.

By:  /s/ Frank C. Magliato
     -------------------------
Its: CEO


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